Issuer Free Writing Prospectus dated May 17, 2007
Filed Pursuant to Rule 433
Registration No. 333-140979
(Relating to Preliminary Prospectus dated May 8, 2007)

SIRTRIS PHARMACEUTICALS, INC.

The company is making certain revisions to the disclosure included in its preliminary prospectus dated May 8, 2007 to a risk factor included in such preliminary prospectus as set forth below.

We may be unable to in-license intellectual property rights or technology necessary to develop and commercialize our products.

Several third parties are actively researching and seeking patents in the sirtuin field.  Such patents being sought by third parties include published applications that are directed to the use of activators of SIRT1, which include claims that, if issued as published, could encompass SRT501. Although we do not believe that these applications support patentable claims that would cover our product candidates, including SRT501, we cannot assure you that such claims will be denied by the patent office. Depending on what patents ultimately issue and depending on the ultimate formulation and method of use of our product candidates, including SRT501, we may need to obtain a license under such patents or other intellectual property rights. There can be no assurance that such licenses will be available on commercially reasonable terms, or at all. If a third party does not offer us a necessary license or offers a license only on terms that are unattractive or unacceptable to us, we might be unable to develop and commercialize one or more of our product candidates.

Moreover, if we fail to meet our obligations under our license agreements, or our agreements are terminated for any other reasons, we may lose our rights to in-licensed technologies.

We have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, we, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-430-0686. You may also access the prospectus by clicking on the following link:
http://www.sec.gov/Archives/edgar/data/1388775/000104746907003832/a2177369zs-1a.htm